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                                                                     Exhibit 4.1

                    WORKOUT AND COLLATERAL RELEASE AGREEMENT

         THIS WORKOUT AND COLLATERAL RELEASE AGREEMENT, dated as of May 15, 2002 (the "Agreement") is made by and among NETPLEX SYSTEMS, INC., a Delaware corporation ("Systems"), THE NETPLEX GROUP, INC., a New York corporation ("Group") and WATERSIDE CAPITAL CORPORATION, a Virginia corporation ("Waterside").

                                    RECITALS

         A. WHEREAS, Waterside has provided equity investment and loan financing to Group and Systems (or either of them as the case may be) and a limited loan guaranty to American Commercial Finance Corporation ("ACFC") on behalf of Systems pursuant to certain Investment Documents, as defined in the Master Agreement by and among Group, Systems and Waterside dated September 28, 2001 (the "Master Agreement"), except that the term "Investment Documents" shall be amended to include all of the Notes as such term is defined below;

         B. WHEREAS, in exchange for Waterside's investment and other undertakings set forth in the Investment Documents, Group and Systems pledged all of their assets to Waterside as security for their obligations to Waterside under the Investments Documents;

         C. WHEREAS, Group executed three secured commercial notes payable to Waterside in the original principal amounts of $900,000, $154,697.45 and $50,000 (collectively the "Notes")

         D. WHEREAS, Group and Systems are in default under the Investment Documents (which include, without limitation, the Notes);

         E. WHEREAS, in order to improve its cash position and reduce its debt load, Systems desires to sell one of its two operating divisions, i.e., the Retail Practice Division headquartered in Edmund, Oklahoma, pursuant to a certain Asset Purchase Agreement (the "Asset Purchase Agreement") by and between Systems and CGI Information Systems and Management Consultants, Inc., a Delaware corporation ("CGI");

         F. WHEREAS, Systems is required under the Asset Purchase Agreement to provide, among other things, free and clear title to the assets being sold under the Asset Purchase Agreement and Systems therefore desires Waterside to release its security interest in Systems' assets to the extent necessary to permit the completion of said sale;

         G. WHEREAS, Systems is a wholly owned subsidiary of Group;

         H. WHEREAS, to induce Waterside to take the actions contemplated by this Agreement, Group and Systems are willing to take the actions set forth below.

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         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Waterside's Undertakings

         1.1 Waterside's Consent and Release. Waterside hereby consents to the
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sale by Systems of its Retail Practices Division to CGI and agrees to release its security interest in the assets of Systems passing to CGI pursuant to the Asset Purchase Agreement. In connection with such release, Waterside agrees, subject to its reasonable review and approval, to execute and file, at Systems' sole cost and expense, such instruments and documents, including amended UCC financing statements, as may be necessary to release its security interest in said assets.

         1.2 Limited Release. Systems and Group expressly acknowledge and agree
             ---------------
that Waterside's release set forth herein is a limited release extending only to those assets being conveyed to CGI by Systems under the Asset Purchase Agreement and to no other assets owned by Systems or Group.

         1.3 Interest and Dividend Rate Adjustment. Waterside agrees to a
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reduction in the base interest rate set forth in the Notes and in the base dividend rate payable under the terms of the preferred stock of Systems and/or Group owned by Waterside to nine percent (9%) per annum.

2.       Confirmation of Pledge and Grant

         Systems and Group hereby expressly agree and confirm that, except as specifically set forth herein, the security interests granted to Waterside under the Investment Documents continue in full force and effect as security for all of Group and Systems respective obligations set forth in the Investment Documents.

3.       Undertakings of Systems and Group

         3.1      Systems Undertakings.  In exchange for Waterside's release as
                  ---------------------
provided in Section 1, Systems agrees:

                  3.1.1 to obtain from ACFC a complete and unconditional release of Waterside from the Limited Guaranty Agreement (As to Amount) dated May 2, 2001 and made by Waterside in favor of ACFC simultaneously with the closing under the Asset Purchase Agreement;

                  3.1.2 to exchange 500 of the 1,000 shares of its Class A Preferred Stock currently held by Waterside for $500,000 which shall be evidenced by a Secured Commercial Note payable to Waterside which will carry an annual interest rate of nine percent (9%) and which will provide for principal payments beginning one year from the date of said note; and

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                  3.1.3 to apply $341,423 of the sales proceeds from the sale of its Retail Practices Division as follows:

                        (i) first, to pay off the Secured Commercial Note in the original principal amount of $50,000, dated September 28, 2001made by Systems payable to Waterside. As of May 15, 2002, the outstanding principal and interest on the note was $51,250.00;

                        (ii) second, to pay off the Secured Commercial Note in the original principal amount of $154,697.45 dated September 28, 2001 and made by Group payable to Waterside. As of May 15, 2002, the outstanding principal and interest on the note was $90,252.25;

                        (iii) third, to apply the remaining amount of such funds
                  (expected to be approximately $163,670.75) towards the Secured Commercial Note in the original principal amount of $900,000, dated September 28, 2001 and made by Group payable to Waterside. As of May 15, 2002, the outstanding principal and interest on the note was $923,750 and after applying the above described payment the remaining principal balance of the note (all interest currently due and owing being paid in full) is expected to be approximately $736,329.25; and

                        (iv) fourth, $12,500.00 to apply to all past due dividends.

         3.2      Group Undertakings. In order to induce Waterside to provide
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the release and interest rate and dividend rate concessions set forth in Section
1, Group agrees to:

                  3.2.1 exchange, on a one for one basis, 500 shares of its Preferred Stock (the specific class to be determined) for 500 shares of Systems Class A Preferred Stock currently held by Waterside, such Group Preferred Stock to have substantially the same rights and privileges with respect to Group as exist for the Systems Class A Preferred Stock being exchanged by Waterside. Waterside agrees to give serious consideration to providing Group with an opportunity to redeem the Group Preferred Stock at a discounted rate; however, Waterside is not hereby making a legally enforceable obligation in this regard; and

                  3.2.2 cause its wholly owned subsidiary, Contractors Resources, Inc., a New Jersey corporation ("Resources"), to grant a first priority security interest in all of its assets securing all of Group's and Systems' obligations to Waterside pursuant to a Security Agreement to be executed between Waterside and Resources.

4.       Representations and Warranties

         4.1      Prior Representations and Warranties. Systems and Group each
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represent and warrant to Waterside that all of their respective representations and warranties contained in the Investment Documents are true and complete as of the date on which this Agreement has been executed and expressly reaffirm same as if set forth herein.

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         4.2 Asset Purchase Agreement. Systems and Group each represent and
             ------------------------
warrant that the copy of the Asset Purchase Agreement attached hereto is a true and correct copy of the final form of same and that no modifications, alterations or changes have been made which are not reflected in the attached copy.

5.       Further Agreements

         Group and Systems agree and acknowledge that Waterside has acted in good faith and with all due speed to achieve the workout solution set forth in this Agreement to enable Systems to close its sale under the Asset Purchase Agreement with CGI. Group and Systems further agree that time is of the essence to this Agreement and that they will fully and faithfully execute the covenants and undertake the obligations required under this Agreement with due diligence, and further agree to execute, or cause to be executed, at their sole cost and expense, such additional instruments, agreements and documents as Waterside may require or desire to give effect to, ratify and confirm or otherwise memorialize such covenants and obligations including, without limitation: a secured commercial note, a release for Waterside from its Limited Guaranty Agreement given to ACFC, an investors rights agreement, and a stock certificate for Waterside's 500 shares of Group's Preferred Stock.

6.       Breach

         In the event that any of Group, Systems or Resources fails to fulfill its obligations hereunder or otherwise breaches this Agreement, any Investment Document or any other agreement with Waterside, then, in such event, Waterside shall have the immediate right to declare all or any of Group, Systems and Resources to be in default under the Investment Documents and any other agreements entered into between Waterside and Group, Systems or Resources. This cross-default provision shall supercede any language contained in any other prior agreement which is designed to nullify or invalidate any cross-default language, including without limitation, Section 8.1 of the Master Agreement.

7.       Miscellaneous

         7.1  Successors and Assigns Included in Parties. Whenever in this
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Agreement one of the parties is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such party shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Systems or Group or by or on behalf of Waterside shall bind and inure to the benefit of its respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

         7.2  Costs and Expenses. Group and Systems shall pay all reasonable
              ------------------
costs and expenses incurred by Waterside in connection with the execution of this Agreement, including but not limited to filing fees, recording taxes and reasonable attorneys' fees.

         7.3  Severability.   If any provision(s) of this Agreement or the
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application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this

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Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         7.4  Article and Section Headings; Defined Terms.  Numbered and titled
              -------------------------------------------
article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

         7.5  Notices. Any and all notices, elections or demands permitted or
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required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or 3 business days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement:

The address of Waterside is:       Waterside Capital Corporation
                                   300 E. Main Street, Suite 1380
                                   Norfolk, VA  23510
                                   Attention:  Martin Speroni
                                   Telecopy No.:  757-626-0114

with a copy to:                    Charles W. Best, III, P.C.
                                   300 E. Main Street, Suite 1400
                                   Norfolk, VA  23510
                                   Attention: Charles W. Best, III, Esquire
                                   Telecopy No.: 757-624-1900

The address of Group is:           The Netplex Group, Inc.
                                   1800 Robert Fulton Drive, Suite 250
                                   Reston, VA  20191
                                   Attention:   Gene Zaino
                                   Telecopy No.:  703-262-5380

The address of Systems is:         Netplex Systems, Inc.
                                   1800 Robert Fulton Drive, Suite 250
                                   McLean, VA  20191
                                   Attention:   Gene Zaino
                                   Telecopy No.:  703-262-5380

with a copy to:                    Arent Fox Kintner Plotkin & Kahn, PLLC
                                   1050 Connecticut Avenue, NW
                                   Washington, DC  20036
                                   Attention:   Steven A. Cohen, Esquire
                                   Telecopy No.:  202-857-6395

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         7.6  Governing Law and Amendments. This Agreement shall be construed
              ----------------------------
and enforced under the laws of the Commonwealth of Virginia applicable to contracts to be wholly performed in the Commonwealth, without regard to conflicts of law principles. No amendment or modification hereof shall be effective except in a writing executed by Waterside Group and Systems.

         7.7  Survival of Representations and Warranties. All representations
              ------------------------------------------
and warranties contained herein made by or furnished on behalf of Group or Systems in connection herewith shall survive the execution and delivery of this Agreement.

         7.8  Counterparts. This Agreement may be executed in any number of
              ------------
counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

         7.9  Construction and Interpretation. Should any provision of this
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Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared it, it being agreed that Group and Systems and Waterside, and their respective counsels, have participated in its preparation.

         7.10 General Indemnification. Group and Systems shall, jointly and
              -----------------------
severally, indemnify Waterside, its officers, directors, employees and agents (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") and shall hold each of Indemnified Party harmless from and against any and all losses, liabilities, damages, costs, expenses and claims of any and every kind whatsoever (except those arising solely by reason of the gross negligence or willful misconduct of an Indemnified Party) which may be imposed on, incurred by, or asserted against the Indemnified Parties or any of them arising by reason of any action or inaction or omission to any act legally required of either Group or Systems (including without limitation as required pursuant hereto or pursuant to any other agreement contemplated herein or any Investment Document) to which Group or Systems is a party.

         7.11 Standard of Care; Limitation of Damages. Waterside shall be liable
              ---------------------------------------
to Group or to Systems only for matters arising from this Agreement resulting from Waterside's gross negligence or willful misconduct and any and all other liability of Waterside either to Group or to Systems is waived. Waterside shall not in any event be liable to either Group or Systems for special or consequential damages arising from this Agreement or otherwise.

         7.12 Consent to Jurisdiction; Exclusive Venue. Each of Group and
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Systems irrevocably consents to the jurisdiction of the United States District
Court for the Eastern District of Virginia, Norfolk Division, and of all Virginia state courts sitting in Norfolk, Virginia, for the purpose of any litigation to which Waterside may be a party and which concerns this Agreement or the matters contemplated herein. Each of Group and Systems accepts that venue for any such action shall lie exclusively with courts sitting in Norfolk, Virginia, unless Waterside agrees to the contrary in writing.

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         IN WITNESS WHEREOF, the parties have executed this agreement as of the date set forth above.

                                    WATERSIDE CAPITAL CORPORATION


                                    By:___________________________________
                                         Martin Speroni, Vice President

                                    NETPLEX SYSTEMS, INC.


                                    By:___________________________________
                                         Gene F. Zaino, Chief Executive Officer



                                    THE NETPLEX GROUP, INC.


                                    By:___________________________________
                                         Gene F. Zaino, President

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